Exhibit 10.2

AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
CLARCOR INC.

(Effective January 1, 2008)

ARTICLE I – PURPOSE

The Deferred Compensation Plan for Directors of CLARCOR inc. (the “Plan”) shall provide certain members of the Board of Directors (“Board” and each member a “Director”) of CLARCOR Inc., (the “Company”) the opportunity to defer receipt of compensation, in whole or in part, from the Company for service as a Director.

ARTICLE II – PARTICIPATION

A.           Election to Participate.

Each Director who is not an employee of the Company may elect to participate in the Plan (becoming a “Participant”) and thereby defer receipt of all or a portion of the cash fees to which he or she may thereafter be entitled as a Director. Each such election shall be in writing in a form prescribed by the Directors Affairs/Corporate Governance Committee of the Board (“Committee”) and, except as otherwise provided herein, shall remain in effect as long as the Participant shall continue as a Director.

An initial deferral election to participate may be made within thirty (30) days after the day first elected as a Director for services performed after the deferral election is made.

Thereafter, a deferral election may be made at any time on or before the November 30 preceding the fiscal year for services performed for which fees are payable.

B.           Election of Manner of Distribution of Deferred Compensation.

At the time of the Participant’s election to defer fees under this Plan, pursuant to Article II(A), the Director shall specify the form of payment and time of commencement of payment of amounts to be deferred, as follows:

1.    Form of Payment.

Amounts deferred under the Plan shall be paid to the Participant in accordance with one of the following, as the Participant shall elect:

a.	substantially equal annual, quarterly or monthly installments over a period of not more than ten years; or

b.	a lump sum.

2.           Commencement of Payment.

Payment of amounts deferred under the Plan shall commence in accordance with one of the following, as the Participant shall elect:

a.
on the first day of the calendar month after the Participant ceases being a Director of the Company (and otherwise being a separation from service from the Company and all members of the Company controlled group, within the meaning of Treasury Regulation Sections 1.409A-l(g) and (h));

b.	on the first day of the first calendar month after the Participant attains a specified age;

c.	on a specific date; or

d.	on the first or last to occur, as the Participant elects, of any combination of a, b, or c above.

3.           Transition Election

Article II(B)(1) and (2) to the contrary notwithstanding, Participants may elect a form of payment under Article II(B)(1) and a payment commencement date under Article II(B)(2), respecting all deferred fees (including interest earned thereon) earned or to be earned for services through November 30, 2008 (“Transition Rule Election”); provided, the Transition Rule Election shall not accelerate any payment into calendar 2008 that otherwise is payable in a calendar year after calendar 2008 and shall not postpone any payment that is or becomes payable during calendar 2008 into a calendar year after calendar 2008. The Transition Rule Election shall be in writing on a form approved by the Committee and received by the Committee not later than, and become irrevocable on, November 30, 2008.

ARTICLE III – DESIGNATION OF BENEFICIARY

Each Participant entitled to payment of amounts hereunder may at any time name any beneficiary or beneficiaries to whom any such deferred fees (and interest thereon) are to be paid in case of his or her death before he or she receives any or all of such fees. Each designation shall revoke all prior designations by the Participant, and shall be in writing in a form prescribed by the Committee.

ARTICLE IV – MODIFICATION OR REVOCATION OF PARTICIPATION

A Participant may, by written notice filed with the Committee at least thirty (30) days prior to the first day of any fiscal year, cancel or modify his or her deferral election hereunder effective with respect to fees earned for services during the succeeding fiscal year and thereafter. In the event a Participant changes his or her election, the form and commencement date for payment of any fees previously deferred (and interest thereon) shall continue to be subject to the terms of the prior election by the Participant in effect when such fees were earned.

ARTICLE V – DEFERRED FEE ACCOUNT

The Company shall create and credit each calendar quarter a special bookkeeping account (the “Deferred Fee Account”) the appropriate amounts of fees deferred pursuant to each Participant’s election. There shall be credited to the Deferred Fee Account each calendar quarter an additional amount equal to the interest which would have been earned on such principal amount if such amount had earned interest at a rate equal to the prime rate as announced and adjusted at the end of each calendar quarter in The Wall Street Journal (Electronic Edition).

ARTICLE VI – PAYMENT OF DEFERRED COMPENSATION

A.           Participant’s Election.

Except as otherwise provided in this Article VI, the Company shall pay to any Participant all amounts deferred in accordance with the participant’s election pursuant to Article II.

B.           Death of Participant.

In the event of a Participant’s death prior to commencement of payments or during the term of payments as elected by the Participant, the balance in full or any amounts then remaining in Participant’s Deferred Fee Account shall be immediately payable in a lump sum to his estate, unless the Participant designated a beneficiary pursuant to Article III.

C.    Change of Control.

In the event of a Change of Control prior to commencement of payments or during the term of payments as elected by the Participant, the balance in full or any amounts then remaining in Participant’s Deferred Fee Account shall be immediately payable in a lump sum to the Participant. “Change of Control” shall have the meaning set forth on the Attachment hereto.

ARTICLE VII – GENERAL PROVISIONS

A.    Source of Payment.

All payments provided by the Plan shall be paid in cash from the general funds of the Company and no separate fund shall be established and no other segregation of assets shall be made to assure payment. Nothing contained in this Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, his designated beneficiary or any other person. Fees deferred under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Anything in the Plan or in any trust providing benefits under the Plan to the contrary notwithstanding, no asset of any such trust shall be located outside the United States of America. Anything in the Plan to the contrary notwithstanding, at no time shall any asset of the Company or any member of the Company’s controlled group (within the meaning of Treasury Regulation Section 1.409A-1 (g)) be restricted, set aside, reserved or transferred in trust for the benefit of (a) any Participant under the Plan, as a result of a change in the financial health of the Company or any controlled group member or (b) an applicable covered employee (to the extent applicable under Section 409A(b)(3)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”) or other employee, that is a Participant under the Plan, at any time during a restricted period respecting any tax-qualified defined benefit plan sponsored by the Company or any other controlled group member (other than a multi-employer defined benefit plan for employees covered by a collective bargaining agreement with the Company or any controlled group member). For such purpose, “applicable covered employee” and “restricted period” shall have the meanings set forth in Section 409A(b)(3) of the Code.

B.           Nonassignability.

The right of a Participant or any other person to the payment of deferred compensation or other benefits under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

C.           Right to Continued Service as a Director.

Nothing contained herein shall be construed as conferring upon any Participant the right to continue to serve the Company as a Director or in any other capacity.

D.           Administration.

The Committee shall have full power and authority to interpret, construe and administer this Plan and the Committee interpretation and construction thereof, and actions thereunder, including the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Committee or the Board or any employee acting at the direction of the Committee or the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

E.            Amendment of Plan.

The Plan may be amended from time to time by the Board, but no such amendment shall permit amounts deferred pursuant to the Plan prior to the amendment to be paid to a Participant prior to the time that he would otherwise be entitled thereto or in a form other than that which otherwise would be payable hereunder.

F.            Effective Date of Amended and Restated Plan.

This amendment and restatement of the Plan shall be effective with respect to any cash fees payable to a Director for services as such on and following January 1, 2008.

G.            Termination of Plan.

The Plan will continue in effect until terminated by the Board, but in the event of such termination, except for any payment upon such termination as is then permitted pursuant to Treasury Regulation Section 1.409A-3(j), the amounts deferred pursuant to the Plan prior to its termination will continue to be subject to the provisions of the Plan as if the Plan had not been terminated.

H.    Notices.

All notices or elections required or permitted under the Plan shall be in writing and addressed, if to the Company to: CLARCOR Inc., 840 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, ATT: Chief Administrative Officer. If to the Participant, to the most recent address of the Participant on the books of the Company. Notices may be delivered personally or by mail. All notices and elections shall be effective only upon actual receipt by the addressee.

DATED at Franklin, Tennessee this _______ day of ____________, 2008 pursuant to the resolution of the Board of Directors, dated __________________, 2008.

CLARCOR Inc.

By:
Norman E. Johnson,
Chairman of the Board &
Chief Executive Officer

ATTACHMENT

Change of Control

“Change of Control” shall mean the occurrence of any of the following events:

1.      The acquisition (other than from the Company) by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), during any 12-month period, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of Directors; provided, however, no Change of Control shall be deemed to have occurred for any acquisition by any corporation with respect to which, following such acquisition, more than 60% of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the then outstanding shares of common stock or the combined voting power of the corporation’s then outstanding voting securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Company’s then outstanding common stock and then outstanding voting securities, as the case may be; or

2.      Individuals who constitute the Board during any 12-month period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming, during such 12-month period, a Director whose election, or nomination for election by the Company’s shareholders, was endorsed by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

3.      The consummation of a reorganization, merger, or consolidation of the Company, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own at least 60% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then outstanding voting securities; or

4.      In any transaction, or series of transactions during a 12-month period, any person purchases or otherwise acquires assets of the Company having a gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately prior to such transaction (or immediately prior to the first in such series of transactions). For the purpose of this paragraph (iv), any transaction with a related person (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B)) shall be disregarded.

Provided, the foregoing determination of a Change of Control shall be made with due regard for the rules governing attribution of stock ownership under Section 318(a) of the Code and the owner of all outstanding vested options shall be regarded as an owner of shares of voting securities of the Company underlying such option.